Cricut Announces CFO Transition with Retirement of Marty Petersen
Kimball Shill, Executive Vice President Operations, to be Promoted to CFO Role

SOUTH JORDAN, Utah, Jan. 5, 2022 (GLOBE NEWSWIRE) -- Cricut, Inc. (“Cricut”) (NASDAQ: CRCT), the creative technology company that has brought a connected platform for making to millions of users worldwide, today announced that Marty Petersen, Chief Financial Officer, will retire effective September 30, 2022, and will transition out of the Chief Financial Officer role as of March 31, 2022. Kimball Shill, Executive Vice President of Operations, has been named his successor.
Petersen, 61, joined Cricut in 2012 as Chief Financial Officer, and has been responsible for all aspects of Cricut’s global financial functions. Over his tenure, Petersen was also responsible for operations, quality assurance and member care. During his tenure, he helped grow company revenues consistently from $74 million in 2014 to nearly $1.3 billion in the twelve months ending September 30, 2021. He also led the company in its initial public offering in March 2021, raising $284 million in proceeds.
Petersen will remain at the company as Executive Vice President and Senior Advisor through September 30, 2022, to ensure a smooth transition of responsibilities.
Shill, 58, will assume the role of Chief Financial Officer effective April 1, 2022, and report to Ashish Arora, Chief Executive Officer. Shill joined Cricut in 2019 as Senior Vice President of Operations and Quality. In 2020 he was promoted to Executive Vice President of Operations where he has been responsible for all aspects of global supply chain and company operations. For over 25 years, Shill has driven strategy and execution to scale high-growth companies across enterprise software, manufacturing, services and consumer goods.
“Marty has been instrumental in scaling Cricut into the billion-dollar, global company we are today. He has helped build a solid foundation as we continue to grow our engaged user base, expand our global footprint, and extend our platform,” said Ashish Arora, Chief Executive Officer. “I am grateful for the past 10 years, his countless contributions, strong leadership, tenacity and our life-long friendship. I wish Marty all the best in his retirement.”
Arora continued, “I am also pleased to promote Kimball Shill to the Chief Financial Officer role. Kimball has spent nearly three years on the executive team at Cricut and has played an important role in our strategic operations. Kimball’s deep operational expertise, coupled with our strong finance leadership, positions us well for continued long-term revenue growth and profitability.”
“This decision did not come easy. It’s been an absolute privilege to work with such an outstanding team over these past 10 years. I want to thank Ashish, the entire Cricut team and the board of directors for their tremendous support during my time at Cricut,” said Petersen.

“I am honored to succeed Marty as CFO. Marty and I have a long working history together, and I look forward to a smooth transition,” said Shill. “Cricut has a unique company culture and passionate user base, and I’m excited to serve all our stakeholders in new ways.”
About Cricut, Inc.
Cricut, Inc. is a creative technology platform company dedicated to encouraging new ways for people to experience making at home. Cricut’s mission is to unleash the creative potential of its users with innovations that bring ideas to life in the form of professional-looking, personalized handmade projects. Cricut’s industry-leading products include its flagship line of smart cutting machines— the Cricut Maker® family, the Cricut Explore® family, and Cricut Joy®— accompanied by other unique tools like Cricut EasyPress®, the Infusible Ink™ system, and a diverse collection of materials. In addition to Cricut’s core offerings, the brand also fosters a thriving community of millions of dedicated users worldwide.
Cricut has used, and intends to continue using, its investor relations website and the Cricut News Blog (https://cricut.com/blog/news/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Cricut News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Source: Cricut, Inc.
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Alexandra Kenway
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Stacie Clements
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